Exhibit (a)(1)

CERTIFICATE OF AMENDMENT

to

CERTIFICATE OF TRUST

of

ING INTERNATIONAL HIGH DIVIDEND Equity INCOME Fund

a Delaware Statutory Trust

This Certificate of Amendment to Certificate of Trust of ING International High Dividend Equity Income Fund (the “Fund”) is being duly executed and filed in order to change the name of the Fund.

Name. The current name of the Fund is:

ING INTERNATIONAL high dividend EQUITY income FUND

Amendment. Effective on May 1, 2014, the name of the Fund is changed to:

VOYA INTERNATIONAL high dividend EQUITY income Fund

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned does hereby make and enter into this Certificate of Amendment to Certificate of Trust as of this 23rd day of January, 2014.

/s/ Colleen D. Baldwin ________________________________ Colleen D. Baldwin, as Trustee	/s/ Russell H. Jones ________________________________ Russell H. Jones, as Trustee
/s/ John V. Boyer ________________________________ John V. Boyer, as Trustee	/s/ Patrick W. Kenny ________________________________ Patrick W. Kenny, as Trustee
/s/ Patricia W. Chadwick ________________________________ Patricia W. Chadwick, as Trustee	/s/ Shaun P. Mathews ________________________________ Shaun P. Mathews, as Trustee
/s/ Albert E. DePrince, Jr. ________________________________ Dr. Albert E. DePrince, Jr., as Trustee	/s/ Joseph E. Obermeyer ________________________________ Joseph E. Obermeyer, as Trustee
/s/ Peter S. Drotch ________________________________ Peter S. Drotch, as Trustee	/s/ Sheryl K. Pressler ________________________________ Sheryl K. Pressler, as Trustee
/s/ J. Michael Earley ________________________________ J. Michael Earley, as Trustee	/s/ Roger B. Vincent ________________________________ Roger B. Vincent, as Trustee